Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Greg Skinner
Chief Financial Officer
(650) 306-1650

LANDEC CORPORATION SERIES B PREFERRED STOCK TO BE
CONVERTED INTO COMMON STOCK

(MENLO PARK, CA), April 27, 2004— Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications announced today that effective May 7, 2004 all outstanding shares of its Series B Preferred Stock will be converted into approximately 1.75 million shares of Landec Common Stock.

On April 7, 2004, Landec notified the holder of the Series B Preferred Stock that Landec would redeem all outstanding shares of its Series B Preferred Stock on May 8, 2004.  In accordance with the terms of the Series B Preferred Stock, the holder, Seahawk Ranch Irrevocable Trust II, had the right at any time prior to the scheduled redemption date to convert the Series B Preferred Stock into Landec Common Stock.  Landec was notified yesterday that the holder will exercise the right to convert all of the outstanding shares of Series B Preferred Stock into Common Stock, effective May 7, 2004.  In accordance with the original Series B Preferred Stock Purchase Agreement, Landec has agreed to use its best efforts to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 covering the Common Stock issued upon conversion of the Series B Preferred Stock within 90 days after the date the holder notifies Landec of its intention to convert.

There will be approximately 1.75 million shares of Landec Common Stock issued upon conversion of the Series B Preferred Stock.  The Series B Preferred Stock had been earning dividends payable in additional shares of Series B Preferred Stock at an annual rate of eight percent through October 2004 at which time it was scheduled to increase to ten percent through October 2005 and then to twelve percent thereafter.  Such dividends will no longer be paid after the conversion.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications.  The Company’s temperature activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

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